EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-168503) pertaining to the 2010 Incentive Plan of EMCOR Group, Inc.,
(2) Registration Statement (Form S-8 No. 333-152764) pertaining to the EMCOR Group, Inc. Employee Stock Purchase Plan,
(3) Registration Statement (Form S-8 No. 333-147015) pertaining to the 2007 Incentive Plan of EMCOR Group, Inc.,
(4) Registration Statement (Form S-8 No. 333-120078) pertaining to the EMCOR Group, Inc. Stock Option Agreement dated as of October 25, 2004 and the EMCOR Group, Inc. Restricted Share Unit Agreement dated as of October 25, 2004,
(5) Registration Statement (Form S-8 No. 333-112940) pertaining to the EMCOR Group, Inc. Stock Option Agreements dated as of January 4, 1999, May 5, 1999, January 3, 2000, January 2, 2001, December 14, 2001, January 2, 2002, June 19, 2002, October 25, 2002, January 2, 2003, February 27, 2003, and January 2, 2004, the EMCOR Group, Inc. 2003 Non-Employee Directors' Stock Option Plan and the EMCOR Group, Inc. 2003 Management Stock Incentive Plan, and
(6) Registration Statement (Form S-8 No. 333-186926) pertaining to the EMCOR Group, Inc Voluntary Deferral Plan;
of our reports dated February 25, 2014, with respect to the consolidated financial statements and schedule of EMCOR Group, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of EMCOR Group, Inc. and subsidiaries, included in this Annual Report (Form 10-K) of EMCOR Group Inc. for the year ended December 31, 2013.

Stamford, Connecticut	/s/ ERNST & YOUNG LLP
February 25, 2014